Exhibit 99.1

Lion Biotechnologies Announces Management Change

Company Remains on Track to Achieve Strategic Objectives

LOS ANGELES, CA (November 12, 2014) – Lion Biotechnologies, Inc. (LBIO), a biotechnology company that is developing novel cancer immunotherapies based on tumor infiltrating lymphocytes (TILs), today announced that its chief executive officer Manish Singh, PhD, is resigning for personal reasons, effective December 31, 2014.  In addition, Dr. Singh is stepping down as a director of Lion, effective immediately. The company’s board of directors intends to appoint a new CEO prior to Dr. Singh’s departure.

For the remainder of this year, Dr. Singh will stay actively involved in Lion’s management as the company prepares to file an investigational new drug application before year-end to support a Phase 2 clinical trial in metastatic melanoma, which trial the company currently expects to initiate in the first quarter of 2015.

“Under Manish’s leadership, Lion has made great strides in research, clinical development and manufacturing, while establishing a solid balance sheet,” said Jay Venkatesan, MD, who serves on Lion’s board of directors. “In addition, he has built an outstanding executive team that has the strategic, scientific and operational experience to deliver the company's goals and milestones in a timely and effective manner. We are sorry to see Manish step down, and we thank him for his service and for putting Lion in a strong position to continue building value for patients, our partners and our shareholders.”

Dr. Singh added, "I'm grateful to have had the opportunity to lead Lion during this period of growth.  The field of immunotherapy is rapidly expanding, and with a distinguished management team that includes Dr. Elma Hawkins as president and chief operating officer, Dr. Laszlo Radvanyi as chief scientific officer, and Dr. James Bender as head of product development and manufacturing, I am confident that Lion will continue to emerge as a premier immuno-oncology company."

About Lion Biotechnologies

Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company’s lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TILs) for the treatment of patients with Stage IV metastatic melanoma, and is based on a clinical CRADA with the National Cancer Institute along with physician-sponsored investigational therapy at the MD Anderson Cancer Center and the H. Lee Moffitt Cancer & Research Institute. For more information, please visit http://www.lionbio.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risks relating to the Company’s ability to timely file an investigational new drug application, to conduct a Phase 2 clinical trial in metastatic melanoma, and to further successfully develop or commercialize the Company's TILs technologies. Additional risks and uncertainties are described in the Company's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as permitted by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
The Trout Group
Tricia Truehart
646-378-2953
ttruehart@troutgroup.com